Exhibit 99.2

Lexaria Enters Licensing Agreement with Cannabis Edibles Infusion Company

Kelowna, British Columbia – February 27, 2018 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”) a drug delivery platform innovator, announces it has entered a definitive technology licensing agreement (the “Agreement”) with Los Angeles-based, privately-held Biolog, Inc. (“Biolog”) whereby Lexaria is providing its patented DehydraTECHTM technology to empower a unique set of next-generation food and beverage cannabis infusion products to be sold in the United States.

Biolog, Inc. has separately acquired rights to patented technologies for a unique line of manufactured dissolvable infusion products designed for ease of use and precise per-unit ingredient dosing. Biolog intends to launch new products of this type to deliver DehydraTECHTM enabled CBD from hemp and/or vitamins in products available nationwide. Biolog will also launch new DehydraTECHTM enabled products in those states where it is permissible to do so delivering cannabinoids from cannabis. All product lines will offer superior palatability and bioabsorption, as well as fast action powered by DehyrdaTECHTM.

Biolog has acquired 5-year exclusive rights to use Lexaria’s DehydraTECHTM technology for these particular applications within the United States for an undisclosed sum and a royalty on revenue generated on products sold utilizing DehyrdaTECHTM.

“The versatility of Lexaria’s DehyrdaTECHTM technology is witnessed through its adoption to deliver vitamins in a nationally-available consumer product, or cannabinoids in many U.S. states,” said Chief Executive Officer Chris Bunka. “Biolog’s products are a unique and novel method to deliver precisely measured amounts of active ingredients thoroughly infused into foods and beverages of virtually all kinds and we welcome Biolog to our growing family of technology innovators.”

Craig Machado, CEO of Biolog commented, “Lexaria’s technologies apply very well to our product offerings and we could not be more excited to be soon offering Powered by Lexaria products to the marketplace. We plan to provide more information about our upcoming products, which will allow processors and consumers to turn almost any food or beverage into a cannabis edible, in the near future as we get closer to formal product launch.”

Lexaria’s patented DehydraTECH™ technology is focused on improved delivery methodologies of many commonly used active pharmaceutical ingredient (“API”) substances. As such, it provides an additional layer of effectiveness that is designed to harmonize with the intellectual property of third parties. Both patented and generic API substances can utilize Lexaria’s patented technology. Lexaria’s long term strategy is to partner with the world’s leading firms as they deliver best-of-class products to their existing large consumer groups.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive delivery technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and has patents granted in the USA and in Australia for utilization of its DehydraTECHTM delivery technology. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules. www.lexariabioscience.com

About Biolog, Inc.
Biolog, Inc. is a privately held company located in Los Angeles specializing in cannabis infusion technology for food and beverages. Biolog has gained access, via various licensing agreements, to what it believes is some of the most important intellectual property in the legal cannabis edibles marketplace. Biolog has integrated this IP into a unique set of products that enable consumers and cannabis processors to turn virtually any food or beverage into a cannabis edible. The Company’s business model is to both directly manufacture cannabis infusion products, where legal, and to license its technologies to legal licensed third parties that will then utilize the cannabis infusion technologies to create cannabis containing foods and beverages.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
www.NetworkNewsWire.com

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional patent protection will be realized or that patent achievements will deliver material results. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling edible products containing cannabinoids or any other active ingredient, or that the Biolog license agreement will successfully produce benefits to the Company. There is no assurance that any planned corporate activity, scientific research or study, business venture, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.
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